Exhibit 99.1

NEWS RELEASE	Contact: Charles A. Post
For Immediate Release	SVP-Corporate Strategy and Capital Markets
May 4, 2004	(703) 273-7500

SUNRISE REPORTS FIRST-QUARTER 2004 RESULTS

Revenue Under Management Up 164 Percent; Same-Store Performance Exceeds Guidance;
2004 EPS Guidance Reaffirmed

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported first-quarter 2004 earnings per share of $0.60 (diluted) compared to $0.56 (diluted) per share in the first quarter of 2003. The $0.04 per share, or 7.1 percent, increase was due to significant growth in Sunrise’s management services operations, lower interest expense and a reduced share count, and was partially offset by an $8.3 million or $0.19 per share decrease in income from property sales.

     First-quarter 2004 earnings excluding income from property sales ($11.5 million or $0.29 per share) more than tripled to $0.31 per share, compared to the $0.10 per share first-quarter 2003 earnings excluding income from property sales ($19.8 million or $0.48 per share) and one-time transition expenses associated with the Marriott Senior Living transaction ($1 million or $0.02 per share). There were no transition expenses in the first quarter of 2004. Sunrise believes earnings per share excluding income from property sales is a helpful measure in understanding its operating results in light of the Company’s management services transformation.

     The strong growth in earnings excluding income from property sales was generated by:

•	A $16.9 million, or 204 percent increase in management services revenues less management services expenses for the first quarter of 2004 versus the first quarter of 2003. This increase was primarily due to a 164 percent increase in revenue under management, generated by growth in Sunrise’s operating portfolio.

•	A $4.7 million reduction in interest expense in the first quarter of 2004 versus the first quarter of 2003 as a result of a $252.6 million, or 53 percent, decrease in debt.

•	The impact of the Company’s share repurchase program, which resulted in a 3.8 percent decrease in the diluted share count in the first quarter of 2004 versus the first quarter of 2003.

•	Strong property level operating performance, which exceeded the Company’s expectations for Sunrise’s same-store portfolio.

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Sunrise Reports First-Quarter 2004 Results/page 2

     “We are off to a very good start in 2004 with revenue under management up in excess of 160 percent over last year’s first quarter, significantly reduced interest expense and strong operating performance with our same-store portfolio results exceeding our expectations,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “Our balance sheet is in an excellent position with low debt levels, strong cash balances and unused credit lines. Our strong financial position allowed us to complete our $150 million repurchase program during the first quarter and led our Board to approve an additional $50 million program. We look forward to the balance of 2004 as we expect revenue and earnings to accelerate as we continue to grow our operating portfolio and revenue under management.”

     Portfolio Growth

     In the first quarter of 2004, Sunrise opened five communities developed by Sunrise. All five of the newly developed communities are owned by Sunrise joint ventures.

     During the first quarter of 2004, Sunrise entered into an agreement with CNL Retirement Properties, Inc., (“CNL”), to develop three senior living communities in the United States (two in Missouri and one in Illinois) with a combined resident capacity of 213. All three of these communities are currently under construction. CNL owns 100 percent of the newly developed communities and Sunrise is responsible for the development and construction of the properties and will manage the communities under long-term management contracts. Total development costs for the three communities are expected to be approximately $48 million. Pursuant to the terms of the agreement, Sunrise was reimbursed approximately $26 million for development expenses incurred on the properties.

     As of March 31, 2004, Sunrise operated 374 open communities. Sunrise owned 100 percent of 37 communities, leased 29 communities, had a minority ownership position in another 125 communities and operated 183 communities for third-party owners in which Sunrise has no ownership position.

     Sunrise has begun construction on four new properties in 2004, and now has 22 communities under construction including 14 communities that are expected to open over the next four quarters. Of those 14 openings, seven will be wholly owned by third parties, six are in joint ventures and one is currently being developed on balance sheet (expected to be contributed to a joint venture). A schedule of openings by quarter is provided in Sunrise’s supplemental disclosure.

     Operational Highlights

     As a result of revenue increases and continued growth in Sunrise’s operating portfolio, revenue under management increased 164 percent to $430.9 million in the first quarter of 2004 from $163.2 million in the first quarter of 2003. Revenue under management include revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. Reflecting the growth in its portfolio and the resulting efficiencies, Sunrise’s general and administrative expenses as a percentage of revenue under management declined to 4.2 percent in the first quarter of 2004 from 7.3 percent in the first quarter of 2003.

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Sunrise Reports First-Quarter 2004 Results/page 3

     During the first quarter of 2004, Sunrise had 134 communities (11,016 resident capacity) that were classified as same-store owned communities (consolidated and joint venture communities that were stabilized in both the first quarter of 2004 and 2003). First-quarter 2004 revenue for this portfolio increased 8.1 percent over the first quarter of 2003 as a result of a 6.7 percent increase in average daily rate ($131.66 compared to $123.34) and a 1.5 percent increase in occupancy (90 percent compared to 88.7 percent). Operating expenses for this portfolio increased 7.2 percent in the first quarter of 2004 over the year earlier period.

     “We continue to achieve strong revenue growth driven by solid increases in both average daily rate and occupancy. The 8.1 percent same-store revenue growth this quarter exceeded our expectations. Additionally, as we forecasted, operating expense growth moderated this quarter. As a result, our operating team delivered better than expected overall same-store performance resulting in both improved operating margins and an increased contribution to the bottom line,” said Sunrise President Thomas Newell.

     Financing and Capital Overview

     Sunrise ended the first quarter of 2004 with $123.5 million of cash and cash equivalents. In addition to its cash position and cash generated from operations, Sunrise has a $200 million corporate credit facility (no amounts currently outstanding).

     Debt at the end of the first quarter of 2004 was $222.1 million, which consisted of $120 million of 5.25 percent convertible subordinated notes, $77.1 million of mortgage debt secured by Sunrise’s remaining wholly owned properties (open and under construction) and $25 million of life care bonds. Debt declined on a year-over-year basis by $252.6 million and was 22 percent of total assets as of the end of the first quarter of 2004 versus 39 percent at the end of the first quarter of 2003.

     Repurchase Program Expansion

     During the first quarter of 2004, Sunrise repurchased 1 million shares of its common stock at a weighted average price of $36.58 per share. As a result, Sunrise completed its previous $150 million repurchase program through the repurchase of $145 million of its common stock (5.2 million shares at a weighted average price of $27.91) and $5 million of its 5.25 percent convertible subordinated notes.

     Given the Company’s existing cash balances and expectation for cash generated from operations, Sunrise announced in March 2004 that its Board of Directors had approved an additional $50 million repurchase program. Sunrise has completed $13.9 million of this program, leaving an additional $36.1 million of availability through March 2005.

     Outlook and Earnings

     Sunrise reaffirms its previous EPS guidance for 2004 of $1.55 to $1.65, excluding income from property sales. In addition, Sunrise expects to recognize approximately $25 million ($0.63 per share) of income from property sales in 2004 from transactions completed in 2003.

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Sunrise Reports First-Quarter 2004 Results/page 4

     Sunrise expects its growth in earnings per share excluding income from property sales will be driven by 4 percent to 6 percent growth from its existing portfolio of owned and managed communities, 8 percent to 10 percent growth from expansion of the Company’s operating portfolio through new development and new management business, a full year benefit from operating the Marriott Senior Living and EdenCare portfolios, continued redeployment of proceeds from the Company’s sale/long-term manage back program from cash to higher yielding investments, lower interest expense as a result of significant debt reduction and improved performance from international operations.

     Sunrise expects earnings per share, excluding income from property sales, to be approximately $0.31 to $0.34 in the second quarter of 2004, a 55 percent to 70 percent increase over the second-quarter 2003 earnings per share of $0.20 excluding income from property sales ($23.2 million or $0.57 per share) and transition expenses ($4 million or $0.10 per share). Sunrise also expects to recognize approximately $9 million ($0.23 per share) of income from property sales in the second quarter, based on meeting certain operating and financing contingencies on previously closed transactions.

     Sunrise expects earnings per share excluding income from property sales and transition expenses to increase in the second half of 2004 as revenues and earnings from the existing portfolio increase, management fees from new community openings and new management contracts are received, management fees from new construction starts are generated (the majority of starts are expected to occur in the second half of 2004) and incentive fees are achieved (expected to be generated primarily in the third and fourth quarters of 2004).

     Conference Call Information

     Sunrise will host a conference call on Tuesday May 4, 2004, at 10:00 a.m. EDT when Paul Klaassen, chairman and chief executive officer; Thomas Newell, president and Larry Hulse, chief financial officer, will discuss the Company’s first-quarter 2004 financial results. The call-in number is (703) 736-7226 (no password required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (703) 925-2533 (pass code: 436053). The call will be available from 1:00 p.m. EDT, May 4 through 11:59 p.m. EDT, May 11. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the investor relations section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company, which employs more than 30,000 people, operates over 380 senior living communities either open or under construction in the United States, United Kingdom, Canada and Germany with a combined resident capacity of more than 42,000. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer’s and other forms of memory loss and nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.

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Sunrise Reports First-Quarter 2004 Results/page 5

Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to execute on its sale/manage back program, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Sarah Evers, vice president, Communications at (703) 744-1620.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$123,475	$102,548
Accounts receivable, net	36,500	46,329
Notes receivable — affiliates	20,276	28,976
Deferred income taxes	18,384	23,570
Prepaid expenses and other current assets	34,142	34,472

Total current assets	232,777	235,895
Property and equipment, net	403,673	412,228
Notes receivable — affiliates	49,462	48,377
Management contracts and leaseholds, net	81,365	82,395
Costs in excess of assets acquired, net	110,535	106,139
Investments in unconsolidated senior living properties	74,159	73,834
Investments	5,610	5,610
Other assets	42,817	45,320

Total assets	$1,000,398	$1,009,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$119,878	$111,381
Deferred revenue	18,944	31,229
Current maturities of long-term debt	32,024	22,162

Total current liabilities	170,846	164,772
Long-term debt, less current maturities	190,031	200,828
Investments in unconsolidated senior living properties	3,244	3,371
Deferred income taxes	129,529	129,661
Other long-term liabilities	22,617	19,287

Total liabilities	516,267	517,919
Minority interests	1,605	1,603
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,484,004 and 20,987,730 shares issued and outstanding in 2004 and 2003	205	210
Additional paid-in capital	250,471	273,378
Retained earnings	235,040	221,109
Deferred compensation — restricted stock	(6,264)	(6,564)
Accumulated other comprehensive income	3,074	2,143

Total stockholders’ equity	482,526	490,276

Total liabilities and stockholders’ equity	$1,000,398	$1,009,798

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2004	2003
	(Unaudited)	(Unaudited)
Operating revenues:
Management services	$270,618	$65,631
Resident fees	85,056	51,332
Income from property sales	11,470	19,752

Total operating revenues	367,144	136,715

Operating expenses:
Management services	245,470	57,370
Facility operating	64,534	37,205
General and administrative	18,026	11,840
Depreciation and amortization	4,940	2,904
Facility lease	11,830	2,057

Total operating expenses	344,800	111,376

Income from operations	22,344	25,339
Interest income (expense):
Interest income	1,373	2,282
Interest expense	(1,868)	(6,534)

Net interest expense	(495)	(4,252)
Equity in earnings of unconsolidated senior living properties	447	168
Minority interests	(183)	(292)

Income before income taxes	22,113	20,963
Provision for income taxes	(8,182)	(7,547)

Net income	$13,931	$13,416

Net income per common share data:
Basic:
Basic net income per common share	$0.67	$0.60

Basic weighted-average shares outstanding	20,670	22,249

Diluted:
Diluted net income per common share	$0.60	$0.56

Diluted weighted-average shares outstanding	25,177	26,176

Sunrise Senior Living
Supplemental Information
As of March 2004
($ in millions except average daily rate and per share data)

	Communities		Resident Capacity
	Q1 03	Q1 04	Q1 03	Q1 04
Community Data
Communities managed for third party owners	147	183	20,357	23,207
Communities in joint ventures	102	125	8,934	11,054
Communities consolidated	94	66	11,068	8,435

Total communities operated	343	374	40,359	42,696

Percentage of Total Operating Portfolio
Assisted Living			67%	67%
Independent Living			23%	23%
Skilled Nursing			10%	10%

Total			100%	100%

Selected Operating Results		Q1 03	Q1 04

I. Total Operating Portfolio

Number of communities (1)		343	374
Resident capacity		40,359	42,696
Occupancy (2)		85.2%	85.8%

II. Same-Store Owned Portfolio Operating Results (3)		Q1 03	Q1 04	% Change

Number of communities		134	134	—
Resident capacity		11,016	11,016	—
Revenue		$111.73	$120.76	8.1%
Facility operating expense (4)		$69.52	$74.54	7.2%
Occupancy		88.7%	90.0%	1.5%
Average daily rate (5)		$123.34	$131.66	6.7%

III. Selected Total Portfolio Operating Results (6)

Total revenue of communities under management		$163.2	$430.9
Total G&A expenses as a percentage of total revenue of communities under management		7.3%	4.2%

Other Information
Consolidated Debt
Fixed principal amount		$249.4	$179.9
Fixed weighted average rate		5.86%	4.81%
Variable principal amount		$225.2	$42.2
Variable weighted average rate		3.56%	3.18%
Total debt		$474.6	$222.1
Total weighted average rate		4.77%	4.50%

Sunrise Senior Living
Supplemental Information (continued)
As of March 2004
($ in millions except average daily rate and per share data)

	Q103	Q104
Development Information
Construction in progress	$62.8	$75.8
Capitalized interest	$1.1	$1.2
Capital expenditure	$11.5	$21.0
Pre-tax start-up losses (7)	$(0.5)	$(1.1)

   Number of Development Communities to be Opened (Resident Capacity)

	Q2 04	Q3 04	Q4 04	Q1 05
Consolidated communities	—	—	1 (90)	—
Joint venture communities	1 (94)	—	2 (197)	3 (256)
Managed communities	1 (78)	2 (123)	2 (158)	2 (181)

Notes

(1)	During the first quarter of 2004, Sunrise opened five newly developed communities and terminated management contracts on four communities (three of which are in Florida).

(2)	The 1Q03 occupancy is as of March 31, 2003, which includes the 129 properties added through the Marriott Senior Living Services acquisition.

(3)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the first quarter of 2004 and 2003. This includes consolidated and joint venture communities.

(4)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.

(5)	Average daily rate excludes community fees.

(6)	Includes all revenues for communities operated by Sunrise.

(7)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.